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                                 FORM U-7D/A

                      SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C.

                                                                 File No. 32-432
                                                                 Amendment No. 5

          Amendment to Certificate pursuant to Rule 7(d) on Form U-7D under the Public Utility Holding Company Act of 1935.

                United States Trust Company of New York

          Name, title and address of officer to whom notices and correspondence concerning this amendment should be addressed:

          John Guiliano
          Vice President
          United States Trust Company of New York
          114 West 47th Street
          New York, New York 10036

          The undersigned hereby amends the above document as indicated on the attached pages with respect to the following: item 10.

          The company has caused this amendment to be duly signed on its behalf by its authorized officer in the city of New York and State of New York, on the 31st day of May, 2000.

Attest:               [Seal]         UNITED STATES TRUST COMPANY OF NEW YORK

   /s/ Kevin J. Fox                      /s/ John Guiliano
______________________________       By:____________________________________
Title: Assistant Secretary           Name: John Guiliano
                                     Title: Vice President
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State of New York          )
                           ) SS
County of New York         )

      The undersigned being duly sworn deposes and says that he has duly executed the attached amendment dated May 31, 2000, for and on behalf of UNITED STATES TRUST COMPANY OF NEW YORK; that he is a Vice President of such company; and that all action by stockholders, directors and other bodies necessary to authorize deponent to execute and file such instrument has been taken. Deponent further says that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

                                                       /s/ John Guiliano
                                                  ----------------------------


      Subscribed and sworn before me, Christine C. Collins, a Notary Public, this 31st day of May, 2000.

      My commission expires March 30, 2002.

                                                    /s/ Christine C. Collins
[Official Seal]                                   ----------------------------
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                                  FORM U-7D/A

                       CERTIFICATE PURSUANT TO RULE 7(d)
                  PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

          The undersigned hereby amend the Certificate previously filed on Form U-7D, as heretofore amended by Amendment No. 1 thereto filed on September 6, 1984, Amendment No. 2 thereto filed on June 24, 1988, Amendment No. 3 thereto filed on May 14, 1992 and Amendment No. 4 thereto filed on January 26, 1993, by a filing made on September 6, 1984, under File No. 32-432 and certify that the Certificate, as amended, accurately summarizes as required, in the instructions thereto, the information requested as to the lease identified therein and the transactions for the financing thereof. The following numbered paragraphs in the Certificate are hereby amended as set forth below. The other numbered paragraphs in the Certificate previously filed remain unchanged and unaffected.

          10. The beneficial interest held by Brown & Williamson Tobacco Corporation has been transferred to the following company:

          Palo Verde Leasing Corporation
          c/o Banc One Capital Corporation
          55 West Monroe Street
          17th Floor
          Mail Suite IL1-0502
          Chicago, Illinois 60670
          Attention: Jean Nagatani

          The other information under paragraph 10 in the previously filed Certificate remains unchanged and unaffected.

DATE EXECUTED: MAY 31, 2000

SIGNATURE OF HOLDER OF LEGAL TITLE:

                                              UNITED STATES TRUST COMPANY OF NEW
                                              YORK, as Owner Trustee

                                                  /s/ John Guiliano
                                              By:_____________________________
                                                    John Guiliano
                                              Name:___________________________
                                                     Vice President
                                              Title:__________________________

SIGNATURE OF HOLDER OF BENEFICIAL INTEREST:

                                              PALO VERDE LEASING CORPORATION

                                              By: /s/ Jean F. Nagatani
                                                 -----------------------------
                                              Name: Jean F. Nagatani
                                              Title: First Vice President